Exhibit 15



May 15, 2001


IDACORP, Inc.
Idaho Power Company
Boise, Idaho


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of IDACORP, Inc. and subsidiaries and Idaho Power Company and subsidiaries for the periods ended March 31, 2001 and 2000, as indicated in our reports dated May 3, 2001; because we did not perform audits, we expressed no opinion on that information.

We are aware that our reports referred to above, which are included in your Quarterly Report on Form 10-Q for the quarter ended
March 31, 2001, are incorporated by reference in Idaho Power
Company's Registration Statement Nos. 333-33124 and 33-51215
on Form S-3 and IDACORP, Inc.'s Registration Statement Nos. 333-00139 and 333-64737 on Form S-3 and Registration Statement Nos. 333-89445 and 333-65157 on Form S-8.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



DELOITTE & TOUCHE LLP
Boise, Idaho